EXHIBIT I-2


                       RETENTION OF NON-UTILITY BUSINESSES

     The following is a description of the non-utility businesses in which NiSource's subsidiaries are engaged and the legal bases that support the retention of such businesses by NiSource:1

A.   DIRECT NON-UTILITY BUSINESSES OF NISOURCE'S PUBLIC UTILITY SUBSIDIARIES:

     1. Furnace Repair Services: Northern Indiana Public Service Company ("Northern Indiana"), Bay State Gas Company ("Bay State") and Northern Utilities, Inc. all offer furnace repair services to their customers. The services are similar to those provided by many utility companies.2

     2. Leasing of Hot Water Heaters: Northern Indiana and Bay State lease hot water heaters to customers.3

     3. Sale of Power Quality Goods and Services: Northern Indiana markets power quality goods and services, including surge protection equipment.4

B.   SALE, INSTALLATION AND SERVICING OF ELECTRIC AND GAS APPLIANCES AND
     EQUIPMENT:

     1. MOSAIC Energy, LLC,5 of which less than 50% of the voting interests are owned by EnergyUSA, Inc. (IN) ("EnergyUSA (IN)"), which in turn is a wholly-owned subsidiary of NiSource, engages in developing fuel cell technologies.


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1    NiSource's subsidiary companies that either have been sold or are to be sold are not included in this Exhibit but are specified in the Application-Declaration on Form U-1. In addition, see discussion below of Lake Erie Land Company and SCC Services, Inc., at footnote 29.

2 Rule 58(b)(1)(iv) (energy-related activities involving "the sale of electric and gas appliances; equipment to promote new technologies, or new applications for existing technologies, that use gas or electricity; and equipment that enables the use of gas or electricity as an alternate fuel; and the installation and servicing thereof"). See also New Century Energies, Inc., Holding Co. Act Release No. 27212 (Aug. 16, 2000).

3    Id.

4    See New Century Energies, Inc., Holding Co. Act Release No. 26748 (Aug. 1,
     1997) (permitting Public Service Company of Colorado to retain business of marketing various electrotechnology products and services, including surge protection equipment).

5 Rule 58(b)(1)(iv) (energy-related activities involving "the sale of electric and gas appliances; equipment to promote new technologies, or new applications for existing technologies, that use gas or electricity; and equipment that enables the use of gas or electricity as an alternate fuel; and the installation and servicing thereof"). See also Conectiv, Inc., Holding Co. Act Release No. 26832 (Feb. 25, 1998); GPU International, Inc., Holding Co. Act Release No. 26631 (Dec. 17, 1996) (investing in fuel cell technology company); Columbia Energy Group, Holding Co. Act Release No. 26868 (May 6, 1998); and Cinergy Corp., Holding Co. Act Release No. 26662 (Feb. 7, 1997).

C.   BROKERING AND MARKETING OF ENERGY COMMODITIES:

     1. EnergyUSA-TPC Corp. ("TPC"),6 a wholly-owned direct subsidiary of EnergyUSA (IN), markets natural gas and will market electricity to commercial and industrial entities on a national basis.

     2. KGF Trading Company,7 a wholly-owned subsidiary of Kokomo Gas and Fuel Company ("Kokomo Gas") markets natural gas to commercial and industrial customers.

D.   ENERGY-RELATED ACTIVITIES:

     1. Primary Energy, Inc. ("Primary"),8 a wholly-owned subsidiary of NiSource, develops energy-related projects for large energy-intensive industrial facilities through subsidiaries described below. Harbor Coal Company, North Lake Energy Corporation, Lakeside Energy Corporation, Portside Energy Corporation, Cokenergy, Inc. and Ironside Energy LLC, described in paragraphs 2 through 7 below, are all "inside the fence" energy projects where, as in the case of NIPSCO Industries, Inc.9, no jurisdictional "sale" of electricity occurs. In addition, Primary offers expertise to large energy customers in managing the engineering, construction, operation and maintenance of these energy-related projects.

     2. Harbor Coal Company ("Harbor Coal"),10 a wholly-owned subsidiary of Primary, invested in a partnership to finance, construct and operate a pulverized coal injection facility, which began commercial operation in August 1993. The facility receives raw coal, pulverizes it and delivers it to Ispat Inland, Inc. ("Ispat") for use in the operation of blast furnaces for manufacturing operations at the Ispat Indiana Harbor Works facility. Harbor Coal is a 50% partner in the project with an Ispat affiliate.


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6    Rule 58(b)(1)(v) (activities involving "the brokering and marketing of energy commodities, including but not limited to electricity or natural or manufactured gas or other combustible fuels").

7    Id.

8 See SEI Holdings, Inc., Holding Co. Act Release No. 26581 (Sept. 26, 1996); The Southern Company, Holding Co. Act Release No. 26468 (Feb. 2, 1996); New Century Energies, Inc., Holding Co. Act Release No. 27212 (Aug. 16, 2000); WPL Holdings, Inc., Holding Co. Act Release No. 26856 (Apr. 14, 1998); and New Century Energies, Inc., Holding Co. Act Release No. 26748 (Aug. 1,
     1997).

9 NIPSCO Industries, Inc., 1996 SEC No-Act LEXIS 541 (Jan. 19, 1996) (North Lake Energy Corporation not an electric utility company under the Act because no "sale" of electricity occurs).

10   See n.8, supra.

     3. North Lake Energy Corporation,11 a wholly-owned subsidiary of Primary, entered into a lease for the use of a 75-megawatt generating facility owned by Ispat. The facility converts steam that is generated by Ispat into electric energy that is owned by Ispat. The facility began commercial operation in May 1996.

     4. Lakeside Energy Corporation,12 a wholly-owned subsidiary of Primary, entered into a lease for the use of a 161-megawatt generating facility located at USS Gary Works. The facility processes high-pressure steam into electricity and low-pressure steam that is owned by USX Corporation-U.S. Steel Group ("U.S. Steel"). A 15-year tolling agreement with U.S. Steel commenced on April 16, 1997, when the facility was placed in commercial operation.

     5. Portside Energy Corporation ("Portside"),13 a wholly-owned subsidiary of Primary, leases and operates a 63-megawatt generating facility owned by National Steel Corporation ("National") at its Midwest Division. The facility processes natural gas supplied by National into electricity, steam and heated water that is owned by National. The term of the agreement is 15 years. The facility began commercial operation on September 26, 1997.

     6. Primary's wholly-owned subsidiary, Cokenergy, Inc. ("CE"),14 operates an energy facility at Ispat's Indiana Harbor Works to scrub flue gases and recover waste heat from the coke facility constructed by Indiana Harbor Coke Company, LP ("Harbor Coke") and to produce steam and electricity from the recovered heat which is then delivered to Ispat. CE leases these facilities from a third party. CE has a 15-year service agreement and a related 15-year fuel supply agreement with Ispat and Harbor Coke. The 94-megawatt facility began commercial operation on October 1, 1998.

     7. Primary's wholly-owned subsidiary, Ironside Energy LLC,15 acting as agent for a third party owner/lessor, has entered into contracts for the construction of a 50 megawatt cogeneration plant. The facility is to be located inside LTV Steel Company, Inc's ("LTV") Indiana Harbor Works plant in northwest Indiana. Ironside Energy LLC intends to enter into an agreement to lease the facility from the owner/lessor upon completion of construction. Ironside Energy LLC will sublease the facility to LTV and LTV will utilize the facility to produce high-pressure steam and electricity upon completion of construction, presently anticipated to occur in the third quarter of 2001.


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11   See n. 8 & 9, supra.

12   Id.

13   Id.

14   Id.

15   Id.


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


     8. JOF Transportation Company,16 a wholly-owned subsidiary of NiSource Development Company, Inc. ("Development"), owns a 50% interest in a company that is located in the vicinity of several electric generating plants owned by Northern Indiana and that owns railroad transportation equipment and the franchise to a railroad spur which Northern Indiana currently uses to deliver coal to its electric generating plants.

E.   TECHNICAL, OPERATIONAL AND MANAGEMENT SERVICES:

     1. Customer Information Services, Inc. ("CIS"),17 a wholly-owned subsidiary of Development, participates with IBM in a joint venture to enhance a customer information system (and training for the system) which it developed in connection with its utility practice and markets to other utilities.

F.   INSURANCE SERVICES:

     1. Hamilton Harbour Insurance Services, Ltd.,18 a wholly-owned direct subsidiary of NiSource, acts as an agent in obtaining insurance for the NiSource companies.

G.   GAS RELATED ACTIVITIES:

     1. NiSource Pipeline Group, Inc. ("NiSource Pipeline Group"),19 a wholly-owned subsidiary of NiSource, owns all of the outstanding common stock of Granite State Gas Transmission, Inc. ("Granite State") and PNGTS Holding Corp. ("PNGTS Holding"). Granite State owns and operates an interstate pipeline that extends from Massachusetts, through New Hampshire, and into Maine. PNGTS Holding, together with Natural Gas Development, Inc. ("Natural Gas Development"), a wholly-owned subsidiary of Granite State, hold a 19.06% interest in Portland Natural Gas Transmission System ("PNGTS"), an interstate pipeline that extends from Massachusetts and which provides New


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16   Rule 58(b)(1)(ix). See also WPL Holdings, Inc., Holding Co. Act Release No.
     26856 (Apr. 14, 1998) (authorizing retention of a transportation subsidiary).

17 Rule 58(b)(1)(vii) (activities involving "the sale of technical, operational, management, and other similar kinds of services and expertise, developed in the course of utility operations in such areas as power plant and transmission system engineering, development, design and rehabilitation; construction; maintenance and operation; fuel procurement, delivery and management; and environmental licensing, testing and remediation"). See also Consolidated Natural Gas Company, et al., Holding Co. Act Release No. 26757 (Aug. 27, 1997); and Energy East Corp., et al., Holding Co. Act Release No. 27224 (Aug. 31, 2000).

18 The Commission has permitted the formation of captive insurance companies, see Conectiv, Inc., Holding Co. Act Release No. 27135 (Feb. 10, 2000); and The Columbia Gas System, Holding Co. Act Release No. 26596 (Oct. 25, 1996), and also permits service companies to act as an agent in procuring insurance.

19 Pursuant to Rule 58(b)(2)(i), registered gas utility holding companies may acquire the securities of companies engaged in "gas related activities" within the meaning of Section 2(a) of the Gas-Related Activities Act of 1990 ("GRAA") without Commission approval.


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


          England customers with access to natural gas from Michigan storage fields, the Western Canada supply basin supply and the Chicago market center.

     2. Crossroads Pipeline Company ("Crossroads"),20 a wholly-owned direct subsidiary of NI Energy Services, Inc. ("NI Energy Services"), which in turn is a wholly-owned direct subsidiary of NiSource, is a natural gas transportation company which owns and operates an interstate pipeline that extends from Indiana to Ohio.

     3. NI Energy Services Transportation, Inc.,21 a wholly-owned subsidiary of EnergyUSA (IN), owns and leases capacity on an intrastate pipeline in Ohio, which capacity is leased to Columbia Gas of Ohio, Inc., which will become an affiliate in the NiSource system upon consummation of the merger.

     4.   NI-TEX Gas Services, Inc.,22  a wholly-owned subsidiary of EnergyUSA
          (IN), owns a 32% passive interest in Midtex Gas Storage Company, L.L.P., a gas storage and intrastate pipeline company located in Matagorda County, Texas.

     5. NI-TEX, Inc.,23 a wholly-owned subsidiary of EnergyUSA (IN), owns a 50% interest in Laredo Nueces Pipeline Company, an intrastate gas pipeline company located in Dallas, Texas.

H.   REAL ESTATE:

     1. Cardinal Property Management, Inc.,24 a wholly-owned subsidiary of Development, has a contract to sell and manage real property belonging to Northern Indiana, which was purchased to be used in the utility business and is now excess property in the process of being sold.

I.   OWNERSHIP AND OPERATION OF EXEMPT WHOLESALE GENERATORS:


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20   Id.

21   Id.

22   Id.

23   Id.

24 In prior orders, the Commission has approved the purchase of real estate which is incidentally related to the operations of the registered holding company. See, e.g., Energy East Corp., Holding Co. Act Release No. 27224 (Aug. 31, 2000) (office building); Conectiv, Inc., Holding Co. Act Release No. 26832 (Feb. 25, 1998) (office building and warehouse); UNITIL Corp., Holding Co. Act Release No. 25524 (Apr. 24, 1992) (subsidiary acquires real estate to support utility operations); WPL Holdings, Inc., Holding Co. Act Release No. 26856 (Apr. 14, 1998) (subsidiary of holding company purchases and holds real property primarily for use in public utility operations or "that may be used in the future for the development of utility-related assets").


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


     1. Bay State GPE, Inc.,25 a wholly-owned subsidiary of Bay State Gas Company and an "exempt wholesale generator" under Section 32 of the Act ("EWG"), owns a gas pressure turbo expander and a natural gas-fired internal combustion engine generator, both of which are used to generate and sell electricity and which are retainable under the Act.

     2. Primary's wholly-owned subsidiary, Whiting Clean Energy, Inc. ("Whiting"),26 has an electric generating facility currently under construction that is expected to qualify as an EWG. Whiting will sell power into the wholesale market. In 1999, Whiting signed an agreement with BP Amoco Oil Company ("BP Amoco") for the operation and maintenance of the facility, a net 525 MW natural gas-fired cogeneration plant, on land adjacent to BP Amoco's refinery in Whiting, Indiana. The facility will provide process steam to BP Amoco's refinery operations and sell power into competitive wholesale markets. Completion of the facility is expected by the third quarter of 2001.

J.   GOOD CITIZEN:

     1. NDC Douglas Properties, Inc. ("NDC Douglas Properties"), a wholly-owned subsidiary of NiSource Development Company, Inc., has passive interests in multiple-family residential developments, most of which are within the service territories of NiSource's or Columbia utility subsidiaries, or are within the states in which utility subsidiaries of NiSource or Columbia carry out their utility operations. These investments are divided into limited partnerships, limited liability companies and funds and are held in order to generate low-income housing tax benefits under Section 42 of the Internal Revenue Code. As of June 30, 2000, these investments amounted to approximately $57.6 million, of which approximately $1.6 million, or 2.7%, is invested in locations outside of the states in which utility subsidiaries of NiSource or Columbia carry out their utility operations, and upon the expiration of the related tax credits, NiSource will consult with the partnership and, if the partnership is not liquidating, NiSource will sell its interest. In addition, NiSource will not make further investments in these or similar properties without receiving authorization from the Commission. These investments are part of the continued commitment to provide high quality, affordable housing to the residents of various geographic and economic regions served by New NiSource's utilities.27


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25   Section 32 of the Act.

26   Id.

27 The Commission has permitted registered holding companies to make and retain investments in civic, charitable and economic development ventures that are important to the responsibilities of good corporate citizenship. See Exelon Corporation, Holding Co. Act Release No. 27256 (October 19,
     2000) (authorizing retention interests in low-income housing projects, located in states outside the service area, acquired for tax purposes where the interests are limited and passive and liquidated upon expiration of the tax credits); New Century Energies, Inc., Holding Co. Act Release No. 27212 (Aug. 16, 2000) (low-income housing investments permitted in states where utility operations carried out and outside of utility service territory); Alliant Energy Corp., Holding Co. Act Release No. 27198 (July 10, 2000); WPL Holdings, Inc., Holding Co. Act Release No. 26856 (Apr. 14, 1998); and Ameren Corporation, Holding Co. Act Release No. 26809 (Dec. 30, 1997).

     2. KOGAF Enterprises, Inc. ("KOGAF"),28 a wholly-owned subsidiary of Development, has invested in a project to revitalize downtown Kokomo, Indiana, which is in the service territory of Kokomo Gas. KOGAF has a passive interest in a limited partnership which is conducting the revitalization project. KOGAF's total investment in the project is less than $100,000.

     3. Lake Erie Land Company ("Lake Erie"), a wholly-owned subsidiary of Development, owns wetlands that can be used as offsets to enable developers to obtain approval for projects that require filling of wetlands. These offsets can be used for construction projects by Indiana NiSource system utilities and are also sold to others in need of offsets. Because it is difficult and economically inefficient to identify discrete, small tracts of wetlands to be restored each time a need for a small amount of offsets arises, it is beneficial to have a large bank of restored wetlands available to serve these needs as they arise and to sell the offsets to third parties to the extent that the available bank exceeds near-term utility system needs. Furthermore, larger tracts of wetlands are environmentally preferable to smaller tracts that collectively comprise the same number of acres. Thus NiSource is able to serve as a good environmental citizen as well as meeting its system utility needs for wetlands offsets by holding tracts of restored wetlands larger than the minimum necessary for the foreseeable needs of NiSource utilities. These offsets are similar to the air emission allowance credits which can be traded or used to satisfy air quality requirements.

               Lake Erie, and its wholly-owned subsidiary, SCC Services, Inc. ("SCC"), also develop and operate tracts of land which were initially purchased from non-affiliated parties in bankruptcy within the service territories of NiSource utility subsidiaries and turned into model communities serving residential, commercial and industrial needs and providing recreational facilities. The primary purpose of these acquisitions was to support economic development in northwestern Indiana, based on sound environmental protection principles. The projects have become national models for economic and community development premised on upgrading and protecting the environment. In order to assure that the projects meet these goals, NiSource has made active investments in the projects. As of June 30, 2000, these net investments amounted to approximately $71 million, which includes property to be donated by the end of 2000 to a not-for-profit corporation. In addition, to protect these investments and to achieve


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28   See New Century Energies, Inc., Holding Co. Act Release No. 27212 (Aug. 16,
     2000) (low-income housing investments permitted in states where utility operations carried out and outside of utility service territory); Alliant Energy Corp., Holding Co. Act Release No. 27198 (July 10, 2000); WPL Holdings, Inc., Holding Co. Act Release No. 26856 (Apr. 14, 1998); and Ameren Corporation, Holding Co. Act Release No. 26809 (Dec. 30, 1997).

          the policy goals, SCC manages the projects, including the recreational facilities. Finally, Lake Erie, together with its affiliate, Energy USA (IN), is using the projects to develop the first fully integrated fuel cell residence, combining energy cost savings with additional energy efficiencies.29

K.   OTHER SERVICES:

     1. N Squared Aviation, LLC,30 a 33-1/3%-owned interest of Development, is an aircraft leasing company, which holds interests in aircraft for use in NiSource's utility business.

     2. Northern Indiana Trading Company, Inc. ("Northern Indiana Trading"),31 a wholly-owned subsidiary of Northern Indiana Fuel and Light Company, Inc. ("NIFL"), is a company involved in the following businesses: gas brokering; owning and leasing vehicles to NIFL; leasing software billing systems to NIFL and Kokomo Gas; maintaining the Crossroads and NI Energy Services Transportation, Inc. pipelines; and providing microwave services to NIFL and other third parties.


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29   The Commission has permitted registered holding companies to make and retain investments, including investments in real estate and property development, to support civic, charitable and economic development ventures which are important to the responsibilities of good corporate citizenship and beneficial to the public interest and policy. See New Century Energies, Inc., Holding Co. Act Release No. 27212 (Aug. 16, 2000); Alliant Energy Corp., Holding Co. Act Release No. 27198 (July 10, 2000); WPL Holdings, Inc., Holding Co. Act Release No. 26856 (Apr. 14, 1998); and Ameren Corporation, Holding Co. Act Release No. 26809 (Dec. 30, 1997). The Commission has also authorized real estate investments where they benefited utility operations. See New Century Energies, Inc., Holding Co. Act Release No. 26748 (Aug. 1, 1997) and New Century Energies, Inc., Holding Company Act Release No. 27212 (Aug. 16, 2000). NiSource believes that it should be allowed to retain all aspects of the businesses of Lake Erie and SCC. However, NiSource is aware that questions may exist and requests the Commission to reserve jurisdiction on the issue of retention. NiSource commits to file with the Commission by March 31, 2002 an amendment or amendments in this File seeking further to justify full retention of all aspects of the businesses of Lake Erie and SCC. In the event that the Commission should order divestiture, NiSource requests that it be allowed three years from the date of the Transaction to effectuate the divestiture and that the Commission's order otherwise satisfy the requirements of
     Section 1081 of the Internal Revenue Code, as amended, or similar provisions of the federal tax laws applicable to divestiture orders of the Commission under the Act.

30 The Commission has authorized registered holding companies to own or lease aircraft which are used in connection with their utility businesses. See The Southern Company, Holding Co. Act Release No. 27082 (Oct. 8, 1999); Dominion Resources, Inc., Holding Co. Act Release No. 27112 (Dec. 15,
     1999); and Entergy Services, Inc., Holding Co. Act Release No. 25376 (Sept. 17, 1991) (aircraft purchases or leases for system use).

31 See Rule 58(b)(1)(vii); Energy East Corp., Holding Co. Act Release No. 27228 (Sept. 12, 2000); Columbia Energy Group, Holding Co. Act Release No. 27099 (Nov. 5, 1999); and WPL Holdings, Inc., Holding Co. Act Release No. 26856 (Apr. 14, 1998).

     3. NiSource Corporate Services Company,32 a wholly-owned subsidiary of NiSource, provides management, administrative, gas portfolio management, accounting and other services to the various NiSource companies.

L.   NON-UTILITY HOLDING COMPANIES:

     EnergyUSA (IN), Development, NiSource Pipeline Group, PNGTS Holding, Natural Gas Development and NI Energy Services, Inc. are all non-utility holding company subsidiaries which are retainable because all of their investments are in retainable non-utility businesses, as outlined above; see also the discussion above of Development's subsidiaries, Lake Erie and SCC.

M.   FINANCING SUBSIDIARIES:

     1. NiSource Capital Markets, Inc.,33 a wholly-owned subsidiary of NiSource, provides financing for NiSource's subsidiaries other than Northern Indiana and, in certain respects, IWC Resources Corporation and Bay State.

     2. NIPSCO Capital Trust I,34 a statutory trust all of the common securities of which are owned by NiSource Capital Markets, Inc., issued its preferred securities to the public as part of a "trust preferred" financing for certain of NiSource's subsidiaries.

     3. NiSource Finance Corp.,35 a new special purpose financing subsidiary of NiSource, was formed to facilitate financing the cash portion of the Merger consideration and other costs associated with the Merger, and may provide financing for NiSource system companies in the future.


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32   This company, as specified in the Application-Declaration on Form U-1, will operate as a service company under Section 13 of the Act.

33 The Commission has approved the organization by registered holding companies of special purpose financing subsidiaries. See, e.g., The Southern Company, Holding Co. Act Release No. 27134 (Feb. 9, 2000).

34   Id.

35   Id.